Exhibit 5(b)

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

January 5, 2004

United Rentals, Inc.

United Rentals (North America), Inc.

Five Greenwich Office Park

Greenwich, CT 06830

Ladies and Gentlemen:

We have acted as special counsel to United Rentals, Inc., a Delaware corporation (“URI”), and United Rentals (North America), Inc., a Delaware corporation (“URNA” and, collectively with URI, the “Companies”), in connection with the Companies’ filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to $143,750,000 aggregate principal amount of URNA’s 1 7/8% Convertible Senior Subordinated Notes due October 15, 2023 issued under the Indenture dated as of October 31, 2003 (the “Indenture”) among URNA, URI and The Bank of New York, as trustee (the “Trustee”) (the “Notes”), URI’s senior subordinated guarantee of the Notes (the “Guarantee”), and the shares of common stock, $.01 par value, of URI into which the Notes are initially convertible (the “Conversion Shares”).

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the respective certificates of incorporation and by-laws of the Companies, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Companies, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Companies, and upon representations and warranties contained in the Purchase Agreement among the Companies and the initial purchasers of the Notes. For all purposes of our opinions below, we have also assumed that the Trustee is validly existing and in good standing under all applicable laws, has the requisite power and authority to enter into and perform the Indenture, and has duly executed and delivered, and performed its obligations under, the Indenture.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (a) the Notes constitute the legal, valid and binding obligations of URNA, and the Guarantee constitutes the legal, valid and binding obligation of URI, enforceable against URNA and URI, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and (b) when issued upon conversion of the Notes in accordance with the terms of the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of New York and the laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the name of our firm under the caption “Legal Matters” in the prospectus forming part thereof, without admitting that we are “experts” under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ WEIL, GOTSHAL & MANGES LLP

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